EXHIBIT 14.1

Crawford & Company
Code of Business Conduct and Ethics
February 6, 2007
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Contents

Message from the President & Chief Executive Officer	3

Crawford & Company Vision, Mission and Values	4

Guide to the Code of Business Conduct and Ethics	5

Providing long-term profitable growth for our shareholders Acting responsibly with honesty and integrity

• Conflicts of Interest	7

• Integrity of Records	8

• Fraud or Other Criminal Conduct	8

• Securities Transactions	9

• Use of Company Assets	9

• Accounting Controls and Financial Reporting	10

• Business with Government Agencies	10

• Antitrust and Unfair Competition	11

• Anti-bribery and Financial Recordkeeping	11

• Political Contributions and Activities	12

• Requests from Government Officials	12

Recognizing the value and contributions of all our associates Providing a safe and healthy work environment Open, positive communications with our clients and associates

• Nondiscrimination	13

• Harassment	13

• Safety and Health	14

• Environmental Laws	14

• E-Mail and Internet Use	14

Commitment to continuous learning, improvement, and innovation Providing value-added services to our clients Educating others by the example we set

• Confidential Information and Privacy	15

• Intellectual Property	16

• Records and Information Maintenance	16

Resources	17
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Message from the President & Chief Executive Officer
To Associates of Crawford & Company and its subsidiaries:
Over the past sixty-five years, Crawford & Company has built a family of companies on core values of honesty, integrity, and quality. Our associates have been committed to conducting business the right way. Now more than ever, each of us must act in accordance with the highest personal and professional ethical standards.
Our Vision, Mission and Values are clear. Excellence in Everything We Touch requires that we pursue our mission through our set of core values and beliefs, which should guide our relationships with our clients, our shareholders, and each other. Compliance with the laws and regulations that are applicable to our business— throughout the world— is fundamental. In addition, our goal must be to adhere to the spirit of our mission and values as well.
As the Crawford family of companies has grown, we have revised our Code of Business Conduct and Ethics to refocus our attention to the values that guide us. Although the Code of Business Conduct and Ethics can provide a guide or overview of the relevant issues, each of us should exercise good judgment in each decision that we make. In essence, we should always remember to do the right thing!
Please read this document carefully and use it in the work that you do. Compliance with the law and with our policies and ethical standards makes for good business practice. Our excellence— and ultimately our success— depend upon it.

Thomas W. Crawford, President & CEO
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Our Vision, Mission and Values
Our Vision, Mission and Values are fundamental to how we conduct business. This Code of Business Conduct and Ethics is based on those guiding principles. For your reference, they are stated below:
Vision
To be recognized as the world’s leading provider of custom claims and administrative solutions.
Mission
To be the service provider of choice by delivering the highest quality claims and administrative solutions in each of the markets we serve.
Values
In pursuit of this mission we believe in:
•	Acting responsibly with honesty and integrity

•	Providing value-added services to our clients

•	Open, positive communications with our clients and associates

•	Recognizing the value and contributions of all our associates

•	Providing a safe and healthy work environment

•	Commitment to continuous learning, improvement and innovation

•	Providing long-term, profitable growth for our shareholders

•	Educating others by the example we set.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Guide to the Code of Business Conduct & Ethics
This Code of Business Conduct and Ethics (“Code”) is designed to summarize standards of business conduct and to provide guidance for associates of Crawford & Company and all of its subsidiaries worldwide, which may sometimes be referred to collectively as the “Company.” The word “Associates” refers to all employees and agents of Crawford & Company and its subsidiaries, as well as members of the Crawford & Company Board of Directors, all of whom are responsible for conducting themselves in compliance with applicable provisions of this Code. The Code applies to everything we do on behalf of the Company.
The Company requires strict adherence to the letter and the spirit of all laws applicable to its business. All associates must observe and comply with all laws, rules and regulations applicable to the Company’s business in all countries where it operates as well as to the Values set forth in this Code. Our Values require that all associates adhere to high standards of integrity and sound ethical judgment.
This Code does not nor is it intended to address every situation confronting our associates within the course of daily business activities. We must rely on the individual sound ethical judgment of each associate to maintain our standard of honesty and integrity. Associates should make every effort to seek additional guidance when ethical and compliance questions arise. If you have questions or concerns, please consult the person to whom you report, Human Resources, or the Legal Department. Failure to comply with this Code may result in disciplinary action up to and including termination of employment or other action as may be appropriate.
The Code is supplemented by other specific policies and operational procedures as may be adopted from time to time by Crawford & Company or its subsidiaries. This Code is not intended to constitute or create an
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

employment contract or a promise by Crawford & Company or its subsidiaries to continue a person’s employment.
Any waiver of this Code would require the approval of the Board of Directors and would be publicly disclosed in accordance with applicable laws, rules and regulations.
Every associate is responsible for reporting any activity which may violate this Code or other applicable polices or standards of the Company. Such reports may be made to the person to whom you report, Human Resources, or the Legal Department. In addition, the Company has established a Confidential AlertLine through which associates may report any suspected violation of Company policy or inappropriate activity. The toll-free number in the United States is (800) 854-3205. Outside of the United States, collect calls may be made to (866) 265-4222.
The Company does not tolerate retaliation against anyone who in good faith reports conduct that is not compliant with this Code or any applicable standards, laws, or regulations.
Decisions and actions by all associates should be guided by our Vision, Mission, Values and policies. In those instances where associates are unsure on a course of action, the following steps should be considered:
•	Recognize and evaluate the relevant facts or issues.

•	Refer to this Code, our Values and other policies and guidelines.

•	Consult with others including the person to whom you report, Human Resources, or the Legal Department.

•	Determine your course of action after such consultation.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

We achieve Excellence in Everything We Touch and
Provide long-term profitable growth for our shareholders by
Acting responsibly, with honesty and integrity
Our Values require that we conduct ourselves with the highest standards of honesty and integrity in all business activities and interactions with other associates, shareholders, clients, suppliers and regulatory agencies. We must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair business or claims settlement practice. By acting responsibly, with honesty and integrity, we gain the trust and value of all of our stakeholders.
Conflicts of Interest
The Company’s best interests should be paramount in all business decisions. Conflicts of interest can undermine our business judgment, threaten our reputation, and expose the Company to legal risks. Every associate should avoid any interest which conflicts with the interest of the Company. A “conflict of interest” occurs when an associate’s personal or family interests interfere with the interests of the Company.
Our associates should disclose and resolve any conflicts of interest and must adhere to the Company’s standards and policies related to this area. Examples of conflicts that must be disclosed and resolved include:
•	Owning a significant financial interest in a company that is a competitor of the Company or seeks to do business with the Company.

•	Having a personal or family interest in a transaction with the Company.

•	Appropriating corporate opportunities or engaging in outside business interests that are in conflict with your association with the Company.

•	Receiving and giving gifts, meals and entertainment or other benefits which are not reasonable, customary and common in the industry.
Conflicts of interest are reviewed periodically in accordance with Company policies. Any questions or inquiries on conflicts of interest should be directed to the Company’s Legal Department.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Operational conflicts of interest, as opposed to personal conflicts of interest, may arise in the course of providing services to clients. Operational conflicts are those in which the Company would be in the position of representing opposing interests. You should refer to your business unit procedures for guidance regarding avoiding operational conflicts.
Q. I would like to give an important client a “nice” holiday gift. What can I do?
A. As a general rule, associates should not give or accept anything of value which may influence the recipient’s judgment or independence. Modest and infrequent business meals and business entertainment are permitted by Company policies if reasonable and appropriate under the circumstances. Associates must never provide gifts, gratuities, entertainment, meals or any other thing of value to government officials, employees or their families. You should refer to the Company’s specific Conflicts of Interests policies for more details.
Integrity of Records
Accuracy and reliability of business records are of critical importance to the Company’s decision making process. All business records, expense accounts, vouchers, bills, payroll, service records, reports to government agencies and any other reports must be prepared with care and honesty. False or misleading entries in such records are unlawful and are prohibited. All corporate funds and assets must be recorded in accordance with Company procedures.
Q. One of my long-standing clients asked me to alter an invoice to help him with his end of year accounting. He has never asked me to alter an invoice in the past, and he says that this would be a one-time occurrence. What should I do?
A. You should not alter the invoice. All client billings must reflect the work performed. Company policies and standards provide that accounting and billing procedures must be complied with at all times. You should discuss this client’s request with your manager or the Legal Department.
Fraud or Other Criminal Conduct
We are committed to integrity. The Company will not tolerate fraud, dishonesty, or criminal conduct of any kind. Associates who suspect that a fraudulent or criminal act has occurred should immediately report such activity to the person to whom they report, other appropriate manager, the
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Legal Department or the Confidential AlertLine. Allegations of such activity will be taken seriously and will be investigated promptly. Appropriate discipline will be administered – which could include termination of employment.
Securities Transactions
Crawford & Company is an issuer of publicly traded shares in the United States. That status imposes a number of obligations on all associates. Associates should not use for personal gain any material non-public information of which they become aware about the Company or any client. Because of the complexity of securities laws, associates are advised to seek counsel from the Legal Department on questions related to insider trading, particularly for those associates who have access to material, non-public information. Prior to trading Crawford & Company stock, directors, executive officers and other designated associates should contact the Legal Department for approval of the transaction.
Q. I recently overheard an associate discussing the details of a pending transaction with her brother who does not work for the Company. Could this create a problem? What should I do?
A. Such behavior is clearly inappropriate. If the discussion included information that could be viewed as material and the information had not been publicly disclosed, then your associate could be faced with an allegation of insider trading or tipping someone else to make a trade.
This question also raises the importance of taking care when and with whom to discuss Company business. Associates should use good judgment when talking about Company business outside of the workplace. In this case, you should call the Confidential AlertLine or consult the Legal Department for guidance.
Use of Company Assets
Company property or assets are to be used only for business purposes except in those limited circumstances where there has been official authorization for the personal use of Company assets, such as the occasional personal use of Company e-mail. The Company reserves the right to inspect its facilities and property, including computers, telephone records, e-mail, Internet usage, business documents, offices and other workspaces. In general, associates are prohibited from keeping Company assets upon termination of employment with the Company.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Q. On a recent business trip to an industry conference, one of my associates allowed a friend to use his laptop computer overnight. The associate’s laptop contained proprietary information, including personal information of claimants and insured persons. Is that okay?
A. Associates must adhere to Company policies in protecting Company assets, including information assets. The associate should not have used Company assets in this manner and should not have exposed claimant information to such vulnerability. You should contact the Confidential AlertLine or the Legal Department for guidance.
Accounting Controls and Financial Reporting
Compliance with accounting and billing procedures and internal controls must be adhered to at all times. All client billings must accurately reflect the work performed and the appropriate fee for that work. Internal accounting controls must be maintained to permit the preparation of financial statements according to generally accepted accounting principles and any local or statutory accounting requirements. The Company must comply with all financial reporting laws and regulations. Associates should report any violations of this Code or Company policy involving accounting, internal controls or auditing matters to the person to whom they report, other appropriate manager, the Legal Department or the Confidential AlertLine.
Business with Government Agencies
The laws and regulations governing contracting with government agencies impose different and more extensive requirements than those that apply to other clients. Violating government requirements could subject the Company to investigations, litigation or other negative results. Associates who interact with government officials in connection with their work must be familiar, and comply strictly, with all laws and regulations applicable to transactions with government agencies.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Antitrust and Unfair Competition
Antitrust laws generally prohibit agreement between competitors with respect to prices, division of markets, allocation of clients or any other activity that restrains competition, whether by vendors or clients. Our business and commercial decisions are made solely on the basis of what is in the best interests of the Company completely independent and free from any understandings or agreements with any competitor. The Company is committed to compliance with all antitrust laws. Associates should avoid any conduct or behavior which would violate — or appear to violate — the antitrust laws.
Q. If we don’t discuss specific price levels, can I agree with a competitor not to engage in a price war?
A. No. It is true in almost every country that an agreement between competitors that relates to prices they charge violates anti-trust laws, regardless of whether specific prices are part of the agreement.
Anti-bribery and Financial Recordkeeping
Crawford & Company is an issuer of publicly traded shares in the United States. As such, Crawford & Company and all of its subsidiaries throughout the world are subject to certain anti-bribery and financial recordkeeping obligations. These include the United States Foreign Corrupt Practices Act (FCPA), the Organisation for Economic Co-operation and Development Guidelines (OECD) and similar local laws around the world. Local laws may impose even more stringent obligations. Associates are prohibited from offering or authorizing payment to government officials for the purpose of obtaining business or any other purpose. Anti-boycott, prohibited transactions, and export control laws enacted in the United States may also apply to the Company’s business activity. Because there are complex rules associated with these laws, associates should seek counsel from the Legal Department.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Political Contributions and Activities
The Company encourages associates to exercise their rights as citizens and to become involved in personal political activities. However, associates must be engaged in political activities in their personal capacities and not on behalf of the Company. No political contributions for any political candidate or party shall be made on behalf of the Company by any associate. Moreover, no associate may receive any direct or indirect reimbursement for personal political contributions made by them. In those jurisdictions where corporate contributions are legal, contributions may only be made with approval in advance by the Crawford & Company Chief Executive Officer and the Crawford & Company General Counsel. Contacts with regulators, legislators or executive branch officials involving efforts to influence administrative or legislative action may constitute “lobbying.” You must seek counsel from the Legal Department to determine whether disclosure, registration or other rules apply.
Q. I support a particular candidate in my community and would like to send a few e-mails on the Company systems to fellow associates to encourage their support. Is this okay?
A. No. It is good that you are involved in the political process, however, you may not use Company funds, equipment or material to support a candidate and you should not engage in political activities while on the job.
Requests from Government Officials
Many associates interact regularly with government officials in the ordinary course of conducting our business. In the event, however, that a government official or law enforcement agent makes an unusual inquiry about the Company, its operations or business practices, you should advise the Legal Department immediately. It is the Company’s policy to deal honestly with government officials and agents, and to comply with valid requests and processes. It is extremely important that, in all instances, associates be truthful and accurate in all statements made and information given to government and law enforcement officials. An associate may have a personal legal right to refuse to cooperate with requests from government officials. In that event, such a decision is a personal one, as is the decision to seek personal legal counsel, since the Company’s Legal Department represents the Company and not any individual associate.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

We exhibit Excellence in Everything We Touch by
Recognizing the value and contributions of all our associates,
Providing a safe and healthy work environment, and through
Open, positive communications with our clients and associates
We are committed to creating and maintaining a safe and healthy work environment where associates and stakeholders are treated fairly and with respect. Because the Company values the contributions of all associates, open and positive communication is important.
Nondiscrimination
The Company supports a policy of nondiscrimination in employment which prohibits discrimination on the basis of race, color, religion, sex, sexual orientation, age, national origin, veteran’s status or disability against an associate or applicant for employment.
Harassment
Associates must not engage in any behavior that could be viewed as harassment. Harassment not only includes such overt acts as threats or hostile behavior with an associate, but also other actions that have an impact on the dignity of associates such as remarks or gestures relating to race, color, religion, sex, sexual orientation, age, national origin, veteran’s status or disability.
Q. I recently saw a manager in my work group make a sexual advance toward an associate who reports to him. I told the associate that she should report the matter to Human Resources, but I don’t know if she did so. Have I done all I am supposed to do?
A. Not quite. You took the right first step. But if you are not sure that this matter has been reported, you should notify Human Resources or the Confidential AlertLine.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Safety and Health
The Company is committed to ensuring a safe, healthy and drug-free workplace for all of its associates. Safety is a responsibility that must be shared and supported by all associates in every work activity. Compliance with all applicable safety and health laws and regulations is required. Moreover, associates should notify the person to whom they report or the Legal Department if they believe unsafe or unhealthy conditions exist.
Environmental Laws
As a responsible corporate citizen, the Company requires that associates adhere to all applicable environmental laws and regulations. Associates who have responsibilities which might affect compliance with environmental laws should become familiar with important requirements of those laws and regulations. No representative of the Company has the authority to pursue or condone the pursuit of a course of conduct that would lead to a violation of environmental law.
E-Mail and Internet Use
All computer systems and company-related work records are the property of the Company and not of any associate. There can be no expectation of privacy associated with their use. Except as otherwise permitted by Company policy, computer systems and associated software and peripherals should be used for business purposes only. Visiting inappropriate Internet sites or use of Company e-mail and computer systems to make or forward derogatory or offensive remarks — even if the sender intended the message to be humorous — is prohibited. In addition, associates should take particular care when sending e-mail messages, as e-mail messages can be intercepted by or forwarded to persons other than the intended recipient. For that reason, associates should take particular care when using electronic means to distribute proprietary or confidential information. The Company reserves the right to audit and to monitor routinely e-mail and associate computer files to determine compliance with applicable policies.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

We pursue Excellence in Everything We Touch through a
Commitment to continuous learning, improvement, and innovation,
Providing Value-Added Services to our clients, and by
Educating others by the example we set
New ideas are welcomed and shared in our Company. Information is an important asset to be valued, protected and managed. Our tradition has included a strong focus on training – which has resulted in a leadership role in the industry for innovation. Our focus on continuous improvement provides opportunities for all associates to set a positive example in the communities where we conduct business.
Confidential Information and Privacy
Associates must protect all confidential or proprietary information about the company or its clients. Confidential information refers to any information of a confidential, proprietary or secret nature related to the company’s business or of its clients, particularly personal information of associates, claimants or insured persons. We must comply with applicable privacy laws and regulations as well as agreements with clients governing protection of such data.
Q. Can you give specific examples of information that the Company considers confidential and that we should be careful to protect and not disclose inappropriately?
A. Examples of confidential information include business plans, client information, technical information, personal information about associates and similar information entrusted to the Company by others. Such information includes the personal information of claimants and insured persons. You should consult the Legal Department if you have questions about the applicable privacy laws or regulations in your location.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Intellectual Property
Associates are responsible for protecting the Company’s intellectual property including names, logos, trademarks, patents, copyrights and service marks. The unauthorized copying of software, tapes, books and other legally protected material creates potential financial and legal liability for the Company. The protection of the Company’s intellectual property as well as intellectual property belonging to others should be considered with guidance from the Legal Department and applicable Company procedures.
Records and Information Maintenance
Associates should create and maintain records –paper and electronic –as required by Company standards and procedures and any applicable laws. Associates should become familiar with the time periods for compliance with the Company’s records management policies and procedures. Associates should not tamper with, manipulate or destroy records prior to the expiration of retention time periods as outlined in the Company’s retention policies and procedures. The Legal Department should be consulted on matters related to record retention.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

Resources
Associates with a question or concern about this Code, Company policy or conduct that may violate these standards should talk to their manager first. If this is not possible or if they are uncomfortable doing so, associates may contact their appropriate local executive officer, the Legal Department, local or Home Office Human Resources, or the Confidential AlertLine. The Confidential AlertLine allows you to raise concerns anonymously.
The current version of this Code of Business Conduct and Ethics will be posted and maintained on Crawford & Company’s website at www.crawfordandcompany.com. Because this Code may be revised periodically, please check the website for the most recent version.
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222

CRAWFORD & COMPANY
CODE OF BUSINESS CONDUCT AND ETHICS
CERTIFICATION FORM

I have received and read the Crawford & Company Code of Business Conduct and Ethics (“Code”) dated February 6, 2007.
I understand and will comply with my responsibilities under the Code.
I recognize that failure to comply with the provisions of the Code may subject me to appropriate disciplinary action.
I agree to advise the person to whom I report or an appropriate Crawford & Company representative when compliance questions arise as soon as possible.
_________________
(Associate Signature)
______________
(Printed Name)
_______________
(Date)
__________________________________
(Department or Branch)
Excellence in Everything We TouchSM
Confidential AlertLine:
United States 800 854 3205
Outside U.S. (Collect) 866 265 4222